EXHIBIT 99.2

FOR IMMEDIATE RELEASE

THE NEIMAN MARCUS GROUP ANNOUNCES AGREEMENT TO BE
ACQUIRED BY TEXAS PACIFIC GROUP AND WARBURG PINCUS LLC
FOR $100 PER SHARE OR APPROXIMATELY $5.1 BILLION

DALLAS, Texas, May 2, 2005 - The Neiman Marcus Group, Inc. (NYSE: NMG.A, NMG.B) announced today that its Board of Directors has approved a definitive agreement to sell the Company to an investment group consisting of Texas Pacific Group and Warburg Pincus LLC.

Under the terms of the agreement, Texas Pacific Group and Warburg Pincus will acquire all of the outstanding Class A and Class B shares of The Neiman Marcus Group for $100.00 per share in cash, representing a transaction value of approximately $5.1 billion. Each of the investors will own equal stakes in the company upon completion of the transaction.

"We are very pleased with the results of our strategic review," said Richard A. Smith, Chairman of the Board of The Neiman Marcus Group. "This transaction provides outstanding shareholder value and represents an endorsement of the excellent performance of our entire team."

Burt Tansky, President and Chief Executive Officer of The Neiman Marcus Group, said, "We are excited to announce this transaction, particularly given the strengths of Texas Pacific Group and Warburg Pincus. They share our interest in the strong future of our company. Our customers, employees, and vendors should know that now, and following the completion of this transaction, it will be business as usual. We believe that our new partners will help us continue to focus on a business plan that is dedicated to luxury leadership, financial discipline, quality, and growth."

"We are delighted to be partnering with Burt Tansky and the rest of the Neiman Marcus management team. Together, we hope to build on their exceptional track record of performance," said Jonathan Coslet, partner at TPG.

Warburg Pincus Managing Director Kewsong Lee stated, "We are pleased to have the opportunity to partner with this exceptional management team. Neiman Marcus is the leading luxury retailer, and we believe strongly in the continued growth of the company."

The Smith family, which owns a significant percentage of the equity of the Company, has entered into a separate agreement to vote its shares in favor of the merger.

Completion of the deal is contingent on regulatory review and approval by the shareholders of The Neiman Marcus Group and is expected to occur by November 1, 2005.

Goldman Sachs acted as financial advisor to The Neiman Marcus Group in connection with the strategic review and this transaction. JP Morgan also acted as financial advisor to the Board of Directors of The Neiman Marcus Group in connection with this transaction.

Simpson Thacher & Bartlett LLP acted as legal advisor to The Neiman Marcus Group.

About The Neiman Marcus Group

The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

About Texas Pacific Group

Texas Pacific Group, founded in 1993 and based in Fort Worth, Texas, San Francisco and London, is one of the world's leading private investment firms managing over $15 billion in assets. TPG invests in world-class franchises across a range of industries, including investments in leading retailers (Petco, J.Crew, Debenhams), branded consumer franchises (Burger King, Del Monte, Ducati, Metro-Goldwyn-Mayer), healthcare (Oxford Health Plans, Quintiles Transnational), technology companies (ON Semiconductor, MEMC, Seagate), and airlines (Continental, America West), among others.

About Warburg Pincus

Warburg Pincus has been a leading private equity investor since 1971. The firm currently has approximately $13 billion under management and invests in a range of industries including information and communication technologies, financial services, healthcare, LBOs and special situations, media and business services, energy, and real estate. Warburg Pincus' LBO practice has invested nearly $2 billion of equity across a wide range of companies in different industries, including Clondalkin, Knoll, Polypore, Telcordia, TransDigm, and UGS. An experienced partner to entrepreneurs seeking to create and build durable companies with sustainable value, the firm has offices in North America, Europe and Asia and an active portfolio of more than 100 companies. For more information, visit www.warburgpincus.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance. The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.

These and other factors that may adversely affect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

In connection with the proposed merger, Neiman Marcus will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, WHEN IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Neiman Marcus at the Securities and Exchange Commission's web site at http://www.sec.gov.

Contacts

For The Neiman Marcus Group:
Stacie Shirley
Vice President- Finance and Treasurer
214.757.2967

Ginger Reeder:
Vice President-Corporate Communications

Texas Pacific Group:
Owen Blicksiler
Owen Blicksilver PR
516.742.5950

Warbug Pincus:
Kenny Juarez
Abernathy MacGregor
212.371.5999

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